         -----------------------------------------------------------------

                            SHARE PURCHASE AGREEMENT


                                    BETWEEN

                                   Q-ZAR INC.

                                      AND

                               SEIBU CORPORATION



                                   MADE AS OF

                               FEBRUARY 12, 1996

         -----------------------------------------------------------------

                                     TABLE OF CONTENTS

                                                                                                             PAGE
                                                                                                             ----
                                       ARTICLE 1
                                     INTERPRETATION
                                     --------------


1.1              Definitions . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   2
1.2              Headings  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   8
1.3              Gender and Number . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   8
1.4              Inclusion . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   8
1.5              Knowledge of the Vendor . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   8
1.6              Currency  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   8
1.7              Governing Law . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   8
1.8              Schedules . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   9


                                       ARTICLE 2
                                     SALE AND PURCHASE
                                     -----------------


2.1              Purchase of Purchased Shares  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  10
2.2              Delivery of Purchased Shares  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  10



                                       ARTICLE 3
                                     PURCHASE PRICE
                                     --------------


3.1              Purchase Price  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  11
3.2              Restrictions on and Sale and Transfer of Consideration Shares and Additional
                 Consideration Shares  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  13



                                       ARTICLE 4
                               REPRESENTATIONS AND WARRANTIES
                               ------------------------------


4.1              Representations and Warranties Relating to the Vendor . . . . . . . . . . . . . . . . . . .  14
4.2              Representations and Warranties Relating to the Company  . . . . . . . . . . . . . . . . . .  16
4.3              Survival of Representations, Warranties and Covenants of the Vendor . . . . . . . . . . . .  26
4.4              Representations and Warranties of Purchaser . . . . . . . . . . . . . . . . . . . . . . . .  26
4.5              Survival of Representations, Warranties and Covenants of Purchaser  . . . . . . . . . . . .  29

                                     TABLE OF CONTENTS

                                                                                               PAGE
                                                                                               ----
                                        ARTICLE 5
                           CERTAIN OTHER COVENANTS OF THE PARTIES
                           --------------------------------------

5.1      Investigation . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  30
5.2      Operations During Interim Period  . . . . . . . . . . . . . . . . . . . . . . . . . .  31
5.3      Consents to Change of Control . . . . . . . . . . . . . . . . . . . . . . . . . . . .  32
5.4      Exclusive Dealings  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  32
5.5      TSE Approvals . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  32
5.6      Payment of Indebtedness of the Company  . . . . . . . . . . . . . . . . . . . . . . .  32
5.7      Dealings Relating to Consideration Shares . . . . . . . . . . . . . . . . . . . . . .  32
5.8      Advances to Affiliate . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  33


                              ARTICLE 6
                           INDEMNIFICATION
                           ---------------

6.1      Indemnification by the Vendor . . . . . . . . . . . . . . . . . . . . . . . . . . . .  33
6.2      Indemnification by the Purchaser  . . . . . . . . . . . . . . . . . . . . . . . . . .  33
6.3      Limitation on Indemnification . . . . . . . . . . . . . . . . . . . . . . . . . . . .  34


                               ARTICLE 7
                           CLOSING CONDITIONS
                           ------------------

7.1      Conditions of Closing for the Benefit of the Purchaser  . . . . . . . . . . . . . . .  34
7.2      Termination by Purchaser  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  36
7.3      Conditions of Closing for the Benefit of the Vendor . . . . . . . . . . . . . . . . .  37
7.4      Termination by Vendor . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  38


                               ARTICLE 8
                           CLOSING ARRANGEMENTS
                           --------------------

8.1      Closing . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  39
8.2      Closing Procedures  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  39
8.3      Deliveries of the Vendor  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  39
8.4      Deliveries of Purchaser . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  40


                               ARTICLE 9
                                GENERAL
                               ---------

9.1      Commissions, Legal Fees, etc. . . . . . . . . . . . . . . . . . . . . . . . . . . . .  41
9.2      Disclosure  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  42


                                      TABLE OF CONTENTS

                                                                                                             PAGE
                                                                                                             ----
9.3              Further Assurances  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  42
9.4              Public Announcements  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  42
9.5              Successors and Assigns  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  42
9.6              Entire Agreement  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  42
9.7              Amendments and Waiver . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  43
9.8              Assignment  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  43
9.9              Notices . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  43
9.10             Invalidity of Provisions  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  44
9.11             Counterparts  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  44

                            SHARE PURCHASE AGREEMENT
                            ------------------------

         THIS AGREEMENT made as of February 12, 1996;


                                 B E T W E E N:


                 Q-ZAR INC., a corporation incorporated under the laws of New Brunswick (the "Purchaser")

                                                               OF THE FIRST PART
                                    - and -


                 SEIBU CORPORATION, a corporation incorporated under the laws of Texas (the "Vendor")

                                                              OF THE SECOND PART


WHEREAS:

1. The authorized capital of the Company consists of 10,000,000 Common Shares, of which 1,000,000 Common Shares are issued and outstanding and fully paid and non-assessable;

2. The Vendor is the registered and beneficial owner of all of the issued and outstanding Common Shares of the Company;

3. The Purchaser desires to purchase the Purchased Shares from the Vendor, which Purchased Shares constitute all of the issued and outstanding Common Shares of the Company, and the Vendor desires to sell and transfer the Purchased Shares in exchange for the Consideration Shares and Additional Consideration Shares;

4. Through franchisees the Company carries on the business of operating family entertainment centers, under the names "Fun Time - World of Entertainment" and "Fun Time Pizza", focused on children under 12 years of age, with Master Franchise Development Licenses in Asia, the Middle East, South America and North America;

5. The parties intend that the exchange of shares contemplated by this Agreement shall be a tax free reorganization within the meaning of Section 368(a)(1)(B) of the Code and to that end, the Purchaser desires to purchase the Purchased Shares from the Vendor, which constitute all of the issued and outstanding Common Shares of the Company, and the Vendor desires to sell and transfer the Purchased Shares in exchange for the Consideration Shares and the Additional Consideration Shares.

                 NOW THEREFORE in consideration of the premises and the mutual covenants and agreements hereinafter contained, the parties agree as follows:


                                   ARTICLE 1
                                 INTERPRETATION
                                 --------------


1.1              DEFINITIONS
                 -----------

                 In this Agreement and in the Schedules and recitals hereto, and in any amendments hereto, unless the context otherwise requires, the following words and phrases shall have the meanings set forth after them:

                 "ADDITIONAL CONSIDERATION SHARES" has the meaning ascribed thereto in Section 3.1;

                 "AFFILIATE" means, with respect to any Person, any other Person who directly or indirectly controls, is controlled by, or is under direct or indirect common control with, such Person, and without limiting the foregoing, shall include any Person in like relation to an Affiliate. A Person shall be deemed to control a Person if such Person possesses, directly or indirectly, the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise; and the term "controlled" shall have a similar meaning;

                 "AGREEMENT" means this agreement and all Schedules and all instruments supplemental hereto or in amendment or confirmation hereof;

                 "ASSETS" means, in respect of any Person, the undertaking, property and assets of such person of every kind and description and wheresoever situated;

                 "AUDITED FINANCIAL STATEMENTS" means the audited financial statements of the Company as at December 31, 1995 consisting of a consolidated balance sheet as at December 31, 1995 and consolidated statements of operation and changes in financial position for the year then ended, copies of which are attached hereto as Schedule 4.2(j);

                 "AVERAGE CLOSING PRICE PER SHARE" has the meaning ascribed thereto in Section 3.1(a)(ii).

                 "BOOKS AND RECORDS" means all books, records, books of account, sales and purchase records, lists of suppliers and customers, business reports and all other documents, files, records, correspondence, and other data and information, financial or otherwise, including all data and information stored on computer-related media, research materials and research and development files relating to the Company, the Subsidiary or the Business or with respect to the Purchased Shares; provided, however, that such term does not include any projections, forecasts or unaudited financial statements relating to the Company;

                 "BUSINESS" means the business carried on at the date hereof by the Company and the Subsidiary which consists of operating family entertainment centers, which include games and food service focused on families with children under 12 years of age. The Company currently conducts the Business with Master Franchise Development Licenses in Asia, the Middle East, South America and North America;

                 "BUSINESS DAY" means any day, other than a Saturday, Sunday or statutory holiday, in Dallas, Texas;

                 "CANADIAN FILINGS" has the meaning ascribed thereto in Section 4.4(d);

                 "CINEMARK" means ENT Holdings, Inc., a Texas corporation;

                 "CINEMARK AGREEMENT" means the agreement dated May 16, 1995 among Cinemark USA, Inc., Cinemark Corporation, Cinemark, Lee Roy Mitchell, Jeff Stedman, the Vendor, Andrew Adler, Alan McDonald and the Company, a copy of which is attached hereto as Schedule 4.2(z);

                 "CINEMARK CONVERTIBLE DEBT" means the $600,000 convertible promissory note due May 16, 2005 issued by the Company to Cinemark pursuant to the Cinemark Agreement in the form attached hereto as Schedule 4.2(z);

                 "CINEMARK NOTE" means the 10% promissory note in the principal amount of $200,000 due May 15, 1996 issued by the Company to Cinemark pursuant to the Cinemark Agreement, a copy of which is attached hereto as Schedule 4.2(z);

                 "CLOSING" means the completion of the purchase of the Purchased Shares provided for in this Agreement;

                 "CLOSING DATE" means February 26, 1996 or such other date as may be agreed to in writing between the Vendor and the Purchaser;

                 "CODE" means the Internal Revenue Code of 1986, as amended;

                 "COMMON SHARES" means shares of Common Stock of the Company;

                 "COMPANY" means Entertainment Technologies, Inc., successor by merger to the operations of the Predecessor, and prior to the merger, the Predecessor;

                 "COMPANY'S AUDITORS" means Belew & Averett, L.L.P., Certified Public Accountants;

                 "CONFIDENTIAL INFORMATION" has the meaning ascribed thereto in
                 Section 5.1(b);

                 "CONSIDERATION SHARES" has the meaning ascribed thereto in
                 Section 3.1;

                 "CONTRACT" means any agreement, obligation, contract, understanding, commitment, indenture or instrument, whether written, oral or implied;

                 "EMPLOYEES" means all of the employees of the Company and the Subsidiary whether salaried or otherwise employed by them including, without limitation, those on any temporary lay-off, leave of absence or sick leave at that time;

                 "EMPLOYMENT AGREEMENT" has the meaning ascribed thereto in paragraph (l) of Section 7.1;

                 "ENCUMBRANCE" means any mortgage, charge, pledge, claim, hypothecation, lien, encumbrance, restriction, option, right of others or security interest of any kind, whether fixed or floating, absolute, contingent or conditional;

                 "ENVIRONMENTAL LAWS" means all Laws relating in any way to the environment, public or occupational health or safety or the manufacture, processing, importation, handling, distribution, use, transportation, storage, disposal or treatment of any hazardous materials or substances;

                 "ENVIRONMENTAL ORDERS" means any Governmental Notices, decisions, rules, or the like issued by any Governmental Body relating to or pursuant to any Environmental Law;

                 "FTM LETTER AGREEMENT" means the letter agreement dated June 1, 1995, among the Company, William L. Hutchinson and Stephen Barron relating to the ownership of the Subsidiary, a copy of which is attached hereto as Schedule 4.2(g);

                 "GAAP" means the US generally accepted accounting principles;

                 "GOVERNMENTAL AUTHORIZATION" means any approval, authorization, certificate, commitment, consent, franchise, grant, license, order, permit, privilege, quota, registration or right, or the like which may be issued or granted by any Governmental Body;

                 "GOVERNMENTAL BODY" means any government, parliament, legislature, regulatory authority, governmental department, agency, commission, board, tribunal, crown corporation, or court or other law, rule or regulation making entity having or purporting to have jurisdiction on behalf of any nation or state or province or other subdivision thereof or any municipality, district or other subdivision thereof;

                 "GOVERNMENTAL NOTICE" means any citation, directive, order, claim, litigation, investigation, notice, proceeding, judgment, letter or other communication, written or oral, actual or threatened, from any Governmental Body;

                 "INDEBTEDNESS" means, with respect to any Person, any liability of any type or kind whatsoever, whether absolute, contingent or otherwise;

                 "INTERIM PERIOD" means the period commencing on the date hereof and ending at the Time of Closing;

                 "INTELLECTUAL PROPERTY" means Trade-Marks, Technology and all copyrights, industrial designs and other industrial or intellectual property of, or pertaining to, or used in connection with the Business and all licenses, permissions, agreements and other contracts and commitments relating to any of the foregoing to which the Company or a Subsidiary is a party;

                 "LAWS" means any and all applicable federal, provincial, municipal or local laws, statutes, regulations, ordinances, rules, guidelines, policies, notices, orders and directions or other requirements of any government or political subdivision, agency or instrumentality thereof, or of any court, tribunal or similar body;

                 "MASTER FRANCHISE DEVELOPMENT LICENSES" means has the meaning ascribed thereto in paragraph (r) of Section 4.2;

                 "MATERIAL ADVERSE CHANGE" means any change or other circumstance or event which has had or could reasonably be expected to have a material adverse effect on the condition (financial or otherwise) of the Company, the Subsidiary and the Business taken as a whole, having regard to its earnings, liabilities, properties, operations and prospects;

                 "MATERIAL AGREEMENTS" has the meaning ascribed thereto in paragraph (t) of Section 4.2;

                 "PERMITS" means all Governmental Authorizations relating to or required for the operation of the Company, the Subsidiary and the Business;

                 "PERSON" means any individual, legal or personal representative, partnership, company, corporation, incorporated syndicate, unincorporated association, trust or Governmental Body or any other entity however designated or constituted and words importing "persons" have a similar meaning;

                 "PERSONAL PROPERTY LEASES" has the meaning ascribed thereto in paragraph (q) of Section 4.2;

                 "PREDECESSOR" means Funtime International, L.C., a Texas limited liability Company merged with and into the Company effective December 31, 1995;

                 "PREMISES LEASES" has the meaning ascribed thereto in paragraph (p) of Section 4.2;

                 "PURCHASE PRICE" has the meaning ascribed thereto in Section
                 3.1;

                 "PURCHASED SHARES" has the meaning ascribed thereto in Section 2.1;

                 "PURCHASER" means Q-Zar Inc., the party of the first part;

                 "PURCHASER'S AUDITORS" means KPMG Peat Marwick Thorne, Chartered Accountants;

                 "PURCHASER'S COUNSEL" means Blake, Cassels & Graydon;

                 "PURCHASER REPRESENTATIVES" has the meaning ascribed thereto in Section 5.1(b);

                 "SCHEDULES" means the schedules attached to and forming part of this Agreement and listed in Section 1.8;

                 "SECURITIES ACT" means the United States Securities Act of 1933, as amended;

                 "SCRIP CERTIFICATE" has the meaning ascribed thereto in
                 Section 3.1;

                 "SHAREHOLDER LOAN" means the $100,000 10% promissory note originally due December 31, 1995, and amended to be due March 31, 1996, of the Company issued to Andrew Adler, copies of which are attached hereto as Schedule 4.2(z);

                 "SUBSIDIARY" means Fun Time Pizza de Mexico, S.A. de C.V., a company owned 50% by the Company;

                 "SUNBELT NOTE" means the promissory note, dated July 13, 1995, issued by the Company, in the original principal amount of $205,692;

                 "TAX" means any tax, duty, excise, fee, impost, assessment, deduction, charge or withholding tax including federal and state sales tax, goods and services tax, land transfer tax, property purchase tax, income taxes, business tax, capital tax, and other provincial and federal taxes, municipal tax, local tax, and all liabilities with respect thereto, including without limitation any penalty and interest payable with respect thereto;

                 "TECHNOLOGY" means all patterns, plans, designs, research and other compilations of data, trade secrets and other proprietary know-how and show-how, processes, production techniques, production formulations, formulae, drawings, blue prints, flow sheets, equipment and parts lists and descriptions and related instructions, manuals, data, records and procedures, all computer and data processing systems and all software programs and computer support documentation pertaining to or used in connection with the Business;

                 "TIME OF CLOSING" means 11:00 a.m. (Dallas Time) on the Closing Date or such other time as may be agreed upon by the parties hereto in writing;

                 "TRADE-MARKS" means all registered and unregistered trade-marks, trade names, business names, brand names, brands, designs, logos, identifying indicia and service marks pertaining to or used in connection with the Business and all registrations and applications relating thereto;

                 "TSE" means The Toronto Stock Exchange;

                 "U.S. FILINGS" has the meaning ascribed thereto in Section 4.4(d);

                 "VENDOR" means Seibu Corporation, the party of the second part;

                 "VENDOR'S COUNSEL" means Thompson & Knight, P.C.; and

                 "WESTWOOD AGREEMENT" means the agreement dated [October 19], 1995 between the Company and Westwood pursuant to which the Company has retained Westwood Capital to raise additional capital for the Business, a copy of which is attached hereto as Schedule 4.2(g).

1.2              HEADINGS
                 --------

                 The division of this Agreement into Articles and Sections and the insertion of headings are for convenience of reference only and shall not affect the construction or interpretation of this Agreement. The terms "this Agreement", "hereof", "hereto", "hereunder" and similar expressions mean and refer to this Agreement. Unless something in the subject matter or context is inconsistent therewith, references herein to articles or sections are to articles and sections of this Agreement.


1.3              GENDER AND NUMBER
                 -----------------

                 In this Agreement words importing the singular number only shall include the plural and vice versa and words importing the masculine gender shall include the feminine and neuter genders and vice versa.


1.4              INCLUSION
                 ---------

                 Where the word "including" or "includes" is used in this Agreement it means "including (or includes) and without limitation".


1.5              KNOWLEDGE OF THE VENDOR
                 -----------------------

                 Reference herein to "the Vendor's knowledge" or "knowledge of the Vendor" shall mean to the best of the knowledge, information and belief of the Vendor after having made reasonable inquiries of the senior management and operating personnel of the Company and after having reviewed such books, records and information relating to the Business or with respect to the Purchased Shares as is reasonable in the circumstances.

1.6              CURRENCY
                 --------

                 All references to currency herein are to lawful money of the United States of America.


1.7              GOVERNING LAW
                 -------------

                 (a) This Agreement shall be governed by and construed in accordance with the laws of the State of Texas and the laws of the United States applicable thereunder.

                 (b) The Purchaser hereby irrevocably consents to the bringing of any legal action or proceedings against the Purchaser arising out of this Agreement in any court of the State of Texas or any Federal Court of the United States of America located in the City of Dallas, State of Texas, as the Vendor may elect, and by execution and delivery of this Agreement, the Purchaser hereby submits to and accepts with regard to any such action or proceeding the jurisdiction of such courts. The Purchaser further irrevocably consents to the service of process out of any of the aforementioned courts in any such action or proceeding by the mailing of copies thereof by registered or certified mail, postage prepaid, to the Purchaser at the address set forth below. In addition, the Purchaser does hereby irrevocably constitute Q-Zar
(USA) Inc., an Affiliate of the Purchaser with corporate offices at 1701 Market Street, Suite 200, Dallas, Texas 75202, its true and lawful attorney upon which service of process may be served out of any of the aforementioned courts in any action or proceeding arising out of or relating to this Agreement.

                 (c) Each of the parties hereto hereby irrevocably waives any objection which it may now or hereafter have to the laying of the venue of any suit, action or proceeding arising out of or relating to this Agreement in the City of Dallas, State of Texas, and hereby further waives any claim that the City of Dallas, State of Texas is not a convenient forum for any such suit, action or proceeding.


1.8              SCHEDULES
                 ---------

                 The following are the Schedules annexed hereto and incorporated by reference and deemed to be part hereof:

         Schedule 3.1     -       Scrip Certificate
         Schedule 3.2A    -       Notice of Sale of Shares by the Vendor
         Schedule 3.2B    -       Instructions by the Purchaser to its Transfer Agent to Issue and Deliver Unlegended
                                  Share Certificate(s)
         Schedule 4.2(c)  -       Articles of Incorporation and By-laws of the Company
         Schedule 4.2(e)  -       Subsidiaries and Investments
         Schedule 4.2(g)  -       FTM Letter Agreement and Westwood Agreement
         Schedule 4.2(j)  -       Audited Financial Statements
         Schedule 4.2(n)  -       Intellectual Property
         Schedule 4.2(p)  -       Premises Leases
         Schedule 4.2(q)  -       Personal Property Leases
         Schedule 4.2(r)  -       Master Franchise Development Agreements
         Schedule 4.2(s)  -       Contracts
         Schedule 4.2(w)  -       Employees
         Schedule 4.2(x)  -       Employee Plans

         Schedule 4.2(z)  -       Copies of Shareholder Loan, the Cinemark Convertible Debt, the Cinemark Promissory
                                  Note and the Cinemark Agreement
         Schedule 4.2(ab) -       Litigation
         Schedule 4.2(ae) -       Permits
         Schedule 4.2(ai) -       Customers and Suppliers
         Schedule 4.2(an) -       Schedule
         Schedule 7.1(k)  -       Form of Opinion of Vendor's Counsel
         Schedule 7.1(l)  -       Form of Employment Contract
         Schedule 7.1(n)  -       Certificate
         Schedule 7.3(i)  -       Form of Opinion of Purchaser's Counsel


                                   ARTICLE 2
                               SALE AND PURCHASE
                               -----------------

2.1              PURCHASE OF PURCHASED SHARES
                 ----------------------------

                 Subject to the terms and conditions hereof and based upon the representations and warranties herein contained, the Purchaser agrees to purchase 1,000,000 Common Shares (the "Purchased Shares") from the Vendor and the Vendor agrees to sell, transfer and assign the Purchased Shares to the Purchaser at the Time of Closing.


2.2              DELIVERY OF PURCHASED SHARES
                 ----------------------------

                 At the Time of Closing, the Vendor shall deliver to the Purchaser certificates representing all the Purchased Shares and will cause the transfer of such shares to be duly and regularly recorded on the books of the Company in the name of the Purchaser. All such share certificates shall be fully transferable on the books of the Company and endorsed in blank for transfer in a manner satisfactory to Purchaser's Counsel.

                                   ARTICLE 3
                                 PURCHASE PRICE
                                 --------------


3.1              PURCHASE PRICE

                 (a) The purchase price (the "Purchase Price") for the Purchased Shares shall be $8,000,000 which shall be paid and satisfied by the delivery by the Purchaser to the Vendor at the Closing of the following:

         (i) a share certificate(s) registered in the name of the Vendor representing 788,955 common shares of the Purchaser (the "Consideration Shares"), which number of shares is equal to the quotient obtained by dividing (x) $4,000,000 U.S. by (y) an amount equal to the simple average of the U.S. dollar equivalent of the closing price per share on the TSE of the common shares of the Purchaser on each of the trading days on which there was a closing price on the TSE during the period from October 1, 1995 to December 31, 1995 converted from Canadian to U.S. dollars based on the December 29, 1995 rate of exchange, namely .7329 Canadian dollars to one U.S. dollar; and

         (ii) a scrip certificate (the "Scrip Certificate"), substantially in the form of Schedule 3.1, registered in the name of Vendor evidencing the Vendor's right to receive on December 16, 1996 additional common shares of the Purchaser (the "Additional Consideration Shares") which number of shares shall be equal to the quotient obtained by dividing:

                          (x)     $4,000,000 U.S. by

                          (y) an amount equal to the greater of (A) the minimum price per share set forth in the notice of approval by the TSE of the issuance of the Consideration Shares pursuant to this Agreement converted from Canadian to U.S. dollars based on the February 9, 1996 rate of exchange, namely .7290 Canadian dollars to One U.S. dollar or (B) $4.25 U.S. or (C) the Average Closing Price Per Share (as hereinafter defined). The Average Closing Price Per Share shall mean one-half of the sum of (X) $5.38 U.S. (being the U.S. dollar equivalent of the closing price per share of the common shares of the Purchaser on the TSE on the date of this Agreement and (Y) an amount equal to the simple average of the U.S. dollar equivalent of the Closing Price Per Share on the TSE of the common shares of the Purchaser on each of the trading days on which there is a closing price on the TSE during the 31 day period commencing November 11, 1996 and ending December 11, 1996 converted from

                          Canadian to U.S. dollars based on the November 26, 1996 rate of exchange of Canadian dollars to U.S. dollars;

         (iii) Immediately after December 11, 1996, the Purchaser shall calculate the number of Additional Consideration Shares to be issued to the Vendor in accordance with the foregoing provisions of this Section 3.1, provide a copy of such calculations to the Vendor and instruct its transfer agent, Equity Transfer Services Inc., to issue and deliver to the Vendor a share certificate(s) registered in the name of the Vendor representing the Additional Consideration Shares on December 16, 1996 upon delivery of the Scrip Certification for cancellation. In the event that the Vendor and the Purchaser are unable within a period of two days following receipt of such calculations by the Vendor to agree upon the number of Additional Consideration Shares issuable pursuant to this Agreement, the issue as to the number of Additional Consideration Shares shall be referred to an independent internationally recognized accounting firm selected by the Purchaser's Auditors or in the absence of any selection within such two day period, by a firm selected by the Vendor and the decision of such accounting firm shall be binding on the parties hereto.

         (iv) If any of the events set forth in ANNEX I of the Scrip Certificate shall occur at any time or from time to time prior to the issuance of the Additional Consideration Shares, the Purchaser shall negotiate with the Vendor in good faith appropriate adjustments in the Additional Consideration Shares and the number thereof issuable pursuant to this Agreement and the Share Certificate. In the event that the Vendor and the Purchaser are unable within a period of 30 days following the occurrence of any such event to agree upon such adjustments, the issue of appropriate adjustments to the Additional Consideration Shares and the number thereof issuable shall be referred to an independent internationally recognized accounting firm selected by the Purchaser's Auditors or in the absence of any selection within such 30 day period, by a firm selected by the Vendor, and the decision of such accounting firm shall be binding on the parties hereto.

                 (b) Certificates representing the Consideration Shares and the Additional Consideration Shares will bear the following legend:

                 THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT"). THE HOLDER HEREOF, BY PURCHASING SUCH SECURITIES, AGREES FOR THE BENEFIT OF THE CORPORATION THAT SUCH SECURITIES MAY BE OFFERED, SOLD OR OTHERWISE TRANSFERRED ONLY (A) TO THE CORPORATION, (B) OUTSIDE THE

                 UNITED STATES IN ACCORDANCE WITH REGULATION S UNDER THE SECURITIES ACT, (C) PURSUANT TO THE EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT PROVIDED BY RULE 144 THEREUNDER, IF AVAILABLE, OR (D) IN COMPLIANCE WITH CERTAIN OTHER PROCEDURES SATISFACTORY TO THE CORPORATION. DELIVERY OF THIS CERTIFICATE MAY NOT CONSTITUTE "GOOD DELIVERY" IN SETTLEMENT OF TRANSACTIONS ON STOCK EXCHANGES IN CANADA. A NEW CERTIFICATE, BEARING NO LEGEND, DELIVERY OF WHICH WILL CONSTITUTE "GOOD DELIVERY" MAY BE OBTAINED FROM EQUITY TRANSFER SERVICES INC. UPON DELIVERY OF THIS CERTIFICATE AND A DULY EXECUTED DECLARATION, IN A FORM SATISFACTORY TO EQUITY TRANSFER SERVICES INC. AND THE CORPORATION TO THE EFFECT THAT THE SALE OF THE SECURITIES REPRESENTED HEREBY IS BEING MADE IN COMPLIANCE WITH RULE 904 OF REGULATION S UNDER THE SECURITIES ACT.


3.2              RESTRICTIONS ON AND SALE AND TRANSFER OF CONSIDERATION SHARES
                 -------------------------------------------------------------
                 AND ADDITIONAL CONSIDERATION SHARES
                 -----------------------------------

         (a) The Purchaser covenants and agrees to use all reasonable efforts to ensure that the Consideration Shares and the Additional Consideration Shares are free and clear of any hold or escrow provision imposed by the TSE or applicable Canadian law or otherwise after the expiration of six months following the Closing Date.

         (b) The Vendor covenants and agrees not to sell any Consideration Shares during the period of six months following the Closing Date; provided, however, that the Vendor shall have the power to pledge the Consideration Shares prior to the expiration of such six month period, provided that any pledgee of the Consideration Shares agrees, in the event of foreclosure of such Consideration Shares, to hold such shares until the expiration of such six month period.

         (c) After the expiration of six months from the Closing Date and immediately after receipt from the Vendor of a notice from the Vendor to the Purchaser at any time and from time to time in the form of Schedule 3.3A to the effect that the Vendor intends to sell Consideration Shares or Additional Consideration Shares on the Toronto Stock Exchange, the Purchaser shall execute and deliver a letter to the Vendor with a copy thereof to the transfer agent for the Purchaser, Equity Transfer Services Inc., in the form of Schedule 3.3B to the effect that the Vendor is entitled to receive a new share certificate(s) representing the number of Consideration Shares or Additional Consideration Shares to be sold by the Vendor free and clear of any legend or other restriction whatsoever and registered in the name of the Vendor and instructing the transfer agent for the Purchaser to issue and deliver to the Vendor such a new share certificate(s) upon surrender of a share certificate(s) representing Consideration Shares or Additional Consideration Shares.

         (d) The Vendor agrees not to sell, dispose of or in any way encumber the Consideration Shares without the approval of each of Andrew Adler and Alan P. McDonald at any time prior to December 31, 1996.

         (e) The Vendor agrees to vote the Consideration Shares and the Additional Consideration Shares held by the Vendor as directed by Andrew Adler until December 31, 1996.


                                   ARTICLE 4
                         REPRESENTATIONS AND WARRANTIES
                         ------------------------------


4.1              REPRESENTATIONS AND WARRANTIES RELATING TO THE VENDOR
                 -----------------------------------------------------

                 The Vendor hereby represents and warrants to the Purchaser as follows and acknowledges that the Purchaser is relying on these representations and warranties in connection with the entering into of this Agreement and the transactions contemplated hereunder:

         (a) Incorporation and Power. The Vendor is a corporation duly incorporated under the laws of Texas and is duly organized and validly subsisting in good standing under such laws. The Vendor has the corporate power and authority to execute and deliver this Agreement and all other agreements and instruments to be executed by it as contemplated by this Agreement and to carry out the transactions and perform its obligations provided for in this Agreement and in those other agreements and instruments. The execution and delivery of this Agreement and such other agreements and instruments and the consummation of the transactions contemplated by this Agreement and such other agreements and instruments have been duly and validly authorized by all necessary corporate action on the part of the Vendor.

         (b) Enforceability of Obligations. This Agreement constitutes a valid and binding obligation of the Vendor enforceable against it in accordance with its terms subject, however, to the limitations with respect to enforcement imposed by law in connection with bankruptcy, insolvency, re-organization or other laws affecting creditors' rights generally, including the availability of equitable remedies, such as specific performance and injunction which are only available in the discretion of the court from which they are sought.

         (c) Ownership of Shares. The Vendor is the sole and beneficial owner, and the holder of record, of the Purchased Shares, has good and marketable title thereto, free and clear of any and all Encumbrances and has the exclusive right to sell, transfer and assign the Purchased Shares.

         (d) No Agreement to Sell Shares and No Options. There is no Contract, option or any other right of any person binding the Vendor to sell, transfer, pledge, charge, mortgage or in any other way dispose of or encumber any of the Purchased Shares other than pursuant to the provisions of this Agreement. The Purchased Shares are not subject to any voting trust, shareholder agreement or voting agreement.

         (e) No Violation. The execution and delivery of this Agreement by the Vendor and all other agreements required to be delivered by it hereunder and the performance of the transactions contemplated hereby and thereby will not result in: (i) the violation of any of the terms or provisions of the articles of incorporation or by-laws of the Vendor or of any Contract to which the Vendor may be a party or by which it is bound; or
                 (ii) the creation of any Encumbrance on the Purchased Shares.

         (f) Government Approvals. No governmental, regulatory or other authorization, approval, order, consent or filing is required on the part of the Vendor in connection with the execution, delivery and performance of this Agreement or any other agreement to be delivered hereunder by the Vendor and the consummation by the Vendor of the transactions contemplated hereby.

         (g) Investment Intent. The Vendor is acquiring the Consideration Shares and the Additional Consideration Shares for its own account for investment and not with a view to, or for sale or other disposition in connection with, any distribution of all or any part thereof in the United States of America, except in compliance with applicable United States federal and state securities laws.

         (h) Investment Experience. The Vendor acknowledges that it has significant experience in the operation and franchising of domestic and international family entertainment establishments. In addition, the Vendor acknowledges that it is able to fend for itself, can bear the economic risk of its investment in the Consideration Shares and Additional Consideration Shares and has such knowledge and experience of financial and business matters that it is capable of evaluating the merits and risks of an investment in the Consideration Shares and Additional Consideration Shares. The Vendor represents that it has not been organized for the purpose of acquiring the Consideration Shares and Additional Consideration Shares and has total assets in excess of $5,000,000.

         (i) Restricted Securities. The Vendor understands that the Consideration Shares and Additional Consideration Shares have not been, and will not be, registered in the United States pursuant to the Securities Act or any applicable state securities laws, that the Consideration Shares and the Additional Consideration Shares will be characterized as "restricted securities" under United States federal securities laws, and that under such laws and applicable regulations the Consideration Shares and the Additional Consideration Shares cannot be sold or otherwise disposed of in the United States without registration under the Securities Act or an exemption therefrom.

         (j) Independent Investigation. The Vendor hereby acknowledges and affirms that it has completed its own independent investigation and analysis of the publicly available information with respect to the Purchaser and that in making its decision to enter into this Agreement and to consummate the transactions contemplated hereby it has relied solely on
                 (i) its own independent investigation, analysis and evaluation of such publicly available information, (ii) the U.S. Filings
                 (iii) the Canadian Filings and (iv) the representations and warranties of the Purchaser contained herein.


4.2              REPRESENTATIONS AND WARRANTIES RELATING TO THE COMPANY
                 ------------------------------------------------------

                 The Vendor hereby represents and warrants to the Purchaser as follows and acknowledges that the Purchaser is relying upon these representations and warranties in connection with the entering into of this Agreement and the transactions contemplated hereunder:

         (a) Incorporation and Power. Each of the Company and the Subsidiary is a corporation duly incorporated under the laws of its jurisdiction of its incorporation and is duly organized and validly subsisting in good standing under such laws. Each of the Company and its Subsidiary has the corporate power and authority and is qualified to own, lease, dispose of or own its Assets and to carry on the Business in all jurisdictions in which it carries on its Business as presently carried on except for jurisdictions in which the failure to be so qualified would not, individually or in the aggregate have a material adverse effect on the Business of the Company and the Subsidiary.

         (b)     [Intentionally omitted]

         (c)     Articles of Incorporation and By-Laws.  Attached hereto as
                 Schedule 4.2(c) are true and complete copies of the articles of incorporation and by-laws of the Company, such articles of incorporation and by-laws are in full force and effect and no amendments have been made thereto. The Purchaser has been provided with true and complete copies of the articles of incorporation and by-laws of the

                 Subsidiary, such articles of incorporation and by-laws are in full force and effect and no amendments have been made thereto.

         (d) Authorized and Issued Capital. The authorized capital of the Company consists of 10,000,000 Common Shares, of which 1,000,000 Common Shares (and no more) have been duly issued and are outstanding as fully paid and non-assessable shares. The Purchased Shares constitute all of the issued and outstanding Common Shares in the capital of the Company.

         (e) Subsidiary. Schedule 4.2(e) attached hereto lists (i) the jurisdiction and year of incorporation of the Subsidiary and the jurisdiction(s) in which the Subsidiary carries on business, (ii) the authorized and issued share capital of the Subsidiary, and (iii) particulars of the registered and beneficial owners of the issued shares of the Subsidiary. Fifty percent of the outstanding shares in the capital of the Subsidiary by Corporations are beneficially owned by and registered in the name of the Company with good and marketable title free and clear of all mortgages, liens, charges, security interests, adverse claims, pledges, encumbrances and demands whatsoever.

         (f) Corporate Records and Minute Books. The minute books of the Predecessor, the Company and of the Subsidiary, which have been provided to the Purchaser, contain complete and accurate copies of the articles of incorporation of the Company and the Subsidiary and contain minutes of all meetings of the directors and shareholders of the Company and of the Subsidiary held to date since their respective incorporations; all such meetings have been duly called and held and the share certificate books, register of shareholders, register of transfers, and registers of the directors of the Company and of the Subsidiary are complete and accurate.

         (g) No Agreement to Sell Shares and No Options. Except for the Cinemark Convertible Debt, the FTM Letter Agreement and the Westwood Agreement, no Person has any Contract or option or any right or privilege (whether by law, pre-emptive right or Contract) capable of becoming a Contract, including convertible securities, warrants or convertible obligations of any nature, for any purchase, subscription, allotment or issuance of any shares (including the Common Shares) or any other securities of the Company or of the Subsidiary. True and complete copies of the FTM Letter Agreement and the Westwood Agreement are attached hereto as Schedule 4.2(g).

         (h) No Repurchase, Redemption, Etc. There are no outstanding Contracts of the Company or the Subsidiary to repurchase, redeem or otherwise acquire any of the outstanding shares (including the Common Shares) of the Company and the Subsidiary or restricting their ability to issue securities.

         (i) Subsidiary and Investments. Except as shown in Schedule 4.2(e), neither the Company nor the Subsidiary owns, nor since August 31, 1995 owned, directly or indirectly, any interest or investment (whether equity or debt) in any Person. Neither the Company, nor the Subsidiary, has any agreements of any nature to acquire any such investments or to acquire or lease the business property or assets of any Person out of the ordinary course of business.

         (j) Financial Statements. The Audited Financial Statements, copies of which are attached hereto as Schedule 4.2(j), have been prepared in accordance with GAAP applied on a consistent basis (except as may be indicated in the notes thereto), and the balance sheet contained in such Financial Statements, fairly present the financial position of the Predecessor as at December 31, 1995 and the statements of earnings and retained earnings, fairly present the results of operations and changes in financial positions for the period indicated.

         (k) Books and Records. The Books and Records fairly and correctly set out and disclose in all material respects the results and the financial position of the Business, and all financial transactions relating to the Business have been accurately recorded in such Books and Records.

         (l) Title to and Condition of Assets. Except as otherwise disclosed herein and except for Encumbrances on personal property incurred in the ordinary course of business, each of the Company and, to the Vendor's knowledge, the Subsidiary now has good and marketable title to all its Assets, free and clear of any and all Encumbrances, except for such imperfections or irregularities of title, if any, as (A) are not substantial in character, amount or extent and do not materially detract from the value of the property subject thereto, (B) do not materially interfere with either the present or intended use of such property, and (C) do not, individually or in the aggregate, materially interfere with the conduct of the Company's or the Subsidiary's normal operations. To the knowledge of the Vendor, all of such Assets are in reasonably good working condition, reasonable wear and tear excepted.

         (m) Accounts Receivable. All accounts receivable, book debts and other debts due or accruing to the Company and to the Vendor's knowledge the Subsidiary, are valid obligations which arose in the ordinary course of business and are collectable subject to an allowance for doubtful accounts taken in accordance with GAAP and reflected in the Audited Financial Statements.

         (n) Intellectual Property. Schedule 4.2(n) contains a complete and accurate listing of all material Intellectual Property. Except as specifically noted on Schedule 4.2(n), the Intellectual Property and all registrations of the Intellectual Property are valid and subsisting. To the Vendor's knowledge, the Company and the

                 Subsidiary are the sole and exclusive owner of the
                 Intellectual   Property, free and clear of any and all
                 Encumbrances, except for such Encumbrances that do not individually, or in the aggregate, materially interfere with the conduct of the Company's or the Subsidiary's normal operations and without payment of any royalty or other fee and the Intellectual Property and, to the Vendor's knowledge, the conduct of the Business in connection with the Intellectual Property does not infringe upon or breach the Intellectual Property rights of any other Person. Except as disclosed on
                 Schedule 4.2(n), neither the Company nor, to the Vendor's knowledge, the Subsidiary has received any notice challenging their rights to the Intellectual Property and to the knowledge of the Vendor there are no facts upon which such a challenge could be made. There are no outstanding rights or licenses granted to any Person to use the Intellectual Property other than those set out in the Master Franchise Development Agreements.

         (o) Real Property. Neither the Company nor the Subsidiary own any real property and nor are any of them a party to any Contract or subject to any option capable of becoming a Contract for the purchase of any real property, other than as disclosed on
                 Schedule 4.2(s).

         (p) Leases of Real Property. Schedule 4.2(p) lists all material leases of real property used in connection with the Business or to which the Company or a Subsidiary is a party or by which it is bound (the "Premises Leases"). Neither the Company nor the Subsidiary is aware of any basis upon which the landlord under any of the Premises Leases would be entitled to terminate any such lease.

         (q) Leases of Personal Property. Schedule 4.2(q) lists all material leases of personal property used in the Business or to which the Company or a Subsidiary is a party or by which it is bound (the "Personal Property Leases").

         (r) Master Franchise Development Agreements. Schedule 4.2(r) lists all franchise agreements (the "Master Franchise Development Agreements") between the Company, as franchisor, and other Persons, as franchisees, relating to the operation of the Business. Schedule 4.2(r) also contains a development chart which sets out particulars of fees and royalties payable by the franchisees under the Master Franchisee Development Agreement and sites owned or to be opened by such franchisees. Except as set forth on Schedule 4.2(r), the Company has not received any written notices or letters citing any breach by the Company of the Master Franchise Development Agreements or any material dispute or disagreement between the Company and any franchises.

         (s) Contracts. Other than the Premises Leases, the Master Franchise Development Agreements, the Personal Property Leases and the Contracts set forth in Schedule 4.2(s), there are no outstanding Contracts of any kind or nature whatsoever relating to the Company or to the Subsidiary to which it is a party or by which it is bound, that is material to the Company, the Subsidiary or the Business. Schedule 4.2(s) sets out the particulars of all correspondence and written material to or from the Company and/or the Subsidiary and any franchisee, any landlord of the Company, the Subsidiary or a franchisee or Cinemark relating to any material dispute or complaint other than disclosed herein. Except as set out in
                 Schedule 4.2(s), there are no disputes between the Company or the Subsidiary and any franchisee, landlord or Cinemark.

         (t) Contracts in Good Standing. The Purchaser has been provided with true and accurate copies of the Premises Leases, the Personal Property Leases, the Master Franchise Development Agreements and the Contracts set out in Schedule 4.2(s) (collectively, the "Material Agreements"). Except as set forth on Schedule 4.2(s), each of the Material Agreements is in full force and effect, unamended by oral or written agreement and the Company and the Subsidiary, as the case may be, is entitled to the full benefit and advantage of such agreements in accordance with their respective terms. Except as set forth on Schedule 4.2(s), neither the Company nor to the Vendor's knowledge the Subsidiary is in default under, nor in breach of, in any material respect, nor has it received any notice of default or termination under any Material Agreement to which it is a party or by which it is bound and there exists no state of facts which after notice or lapse of time or both would constitute such a default or breach, and all of the Material Agreements are in good standing and the Company or the Subsidiary, as the case may be, is entitled to all benefits thereunder.

         (u) Contracts Affected by Change of Control. Neither the Company nor the Subsidiary is a party to or bound by any outstanding Contract which requires the prior approval of any change of control of the Company from the Vendor to the Purchaser resulting from the transactions contemplated hereby.

         (v) Employee Agreements. Neither the Company nor the Subsidiary is a party to or bound by any employment agreement, sales representative agreement, consulting agreement, collective bargaining agreement or any other agreement or commitment with any Employee or former employee, any labor or trade union or employee association or employer's association, in connection with or relating to the Business.

         (w) Employees. Schedule 4.2(w) contains a complete and accurate list of all Employees and sets forth for each Employee, the position, salary, past salary history, years of service, date of hire and particulars of all written reviews or reports made with the six month period prior to the date of this Agreement with respect to each employee. The Vendor has disclosed to the Purchaser in writing all terms and conditions of employment of the Employees, including details of wages, salaries, vacation pay, bonuses, commissions and all other benefits. None of the Employees is on long term disability, on extended sick leave or receiving worker's compensation benefits. All salaries, wages, vacation pay, bonuses, commissions and other emoluments for or in respect of the Employees have been paid or accrued in the Books and Records. Notwithstanding the foregoing, there are no bonuses presently accruing, due or payable to any of the Employees. The Company and the Subsidiary are in compliance in all material respects with all Laws respecting employment, employment practices, pay equity terms and conditions of employment, wages and hours and is not in arrears in the payment of any wages, pension or other benefits or contributions in respect thereof and no dispute or grievance exists with respect thereto. All amounts withheld, required to be withheld, paid or required to be paid prior to the Time of Closing in respect of the Employees pursuant to any Law including, without limitation, statutes relating to income and other Taxes, unemployment insurance, employment standards, health insurance, workers' compensation and statutory pension plans have been withheld, paid, discharged or otherwise settled by the Company and the Subsidiary.

         (x) Employee Plans. Schedule 4.2(x) sets forth all the employee benefit, health, welfare, supplemental unemployment benefit, bonus, pension, profit sharing, executive compensation, deferred compensation, stock compensation, stock purchase, stock option, retirement, hospitalization insurance, medical, dental, salary continuation, legal and disability insurance and similar plans or arrangements or practices relating to the Employees or former Employees which are currently maintained or were maintained by the Company or the Subsidiary or with respect to which the Company or the Subsidiary has any liability or obligation (the "Employee Plans"). All of the Employee Plans are and have been established, registered, qualified, invested and administered, in all material respects, in accordance with all Laws and with the terms of such plans. All obligations regarding the Employee Plans have been satisfied, there are no outstanding defaults or violations by any party thereto and no Taxes, penalties or fees are owing or exigible under any of the Employee Plans. All contributions or premiums required to be made by the Company or the Subsidiary under the terms of the Employee Plans or in accordance with all Laws have been made in a timely fashion and neither the Company nor the Subsidiary has, and as of the Time of Closing will not have, any liability (other than liabilities accruing after the Closing) with respect to any of the Plans. No amendments have been made to the Employee Plans and no improvements to the Employee Plans have been promised and no amendments or improvements to the Employee Plans will be made or promised prior to the Closing. There have been no improper withdrawals or transfers of assets from the Employee Plans or the funds relating thereto, and none of the Vendor or the Company, or the Subsidiary, nor any of their agents, has been in breach of any fiduciary obligation with respect to the administration of the Employee Plans or the funds relating thereto. The Vendor has furnished to the Purchaser true and complete copies of all the Employee Plans as amended as of the date hereof together with all related documentation (e.g. funding agreements, actuarial reports, funding and financial information and plan summaries, booklets and personnel manuals). All of the Employee Plans are fully funded or fully insured on both an ongoing and solvency basis. No insurance policy or any other contract or agreement affecting the Employee Plans requires or permits a retroactive increase in premiums or payments due thereunder. The level of insurance reserves under each insured Employee Plan is reasonable and sufficient to provide for all incurred but unreported claims.

         (y) No Guarantees, Etc. Neither the Company nor the Subsidiary is a party to, or bound by, any Contract or guarantee, indemnification, assumption or endorsement or any other like commitment of the obligations (contingent or otherwise) or Indebtedness of any other Person.

         (z) Outstanding Securities and Indebtedness. Other than as reflected in this Agreement or as set out in the Audited Financial Statements, neither the Company nor the Subsidiary has outstanding any Securities or Indebtedness and neither the Company nor the Subsidiary is a party to any Contract to create or issue any Securities or Indebtedness. True and complete copies of the Shareholder Loan, the Cinemark Convertible Debt and the Cinemark Promissory Note are attached as Schedule 4.2(z).

         (aa) Liabilities. The accounts payable and other debts and liabilities of the Company and the Subsidiary have been accounted for in accordance with GAAP and were created or incurred in the ordinary course of business of the Company. The Company does not have any liabilities, whether accrued, absolute, contingent or otherwise, which are not disclosed pursuant to this Agreement, other than liabilities incurred in the ordinary course of business and liabilities which, in the aggregate, are not material to the Company and the submission considered as a whole.

         (ab) No Litigation or Outstanding Judgments. Except as set forth on Schedule 4.2(ab), there are no outstanding claims, actions, suits, investigations or proceedings at law or equity or before any Governmental Body existing or pending, and to the knowledge of the Vendor, threatened against or relating to the Company, the Subsidiary, the Business, the Assets of the Company and the Subsidiary or the transactions contemplated by this Agreement which, individually or in the aggregate, might reasonably be expected to have a Material Adverse Effect on the Company or the Subsidiary and to the knowledge of the Vendor, there is no factual or legal basis which could give use in the future to any such claim, action, suit, investigation or proceeding. Copies of attorney responses to auditor's requests for information on the matters referred to in Schedule 4.2(ab) have been provided to the Purchaser.

         (ac) Taxes. All material returns and reports in respect of Taxes required to be filed on or prior to the Closing Date by or with respect to the Company or the Subsidiary have been filed with the appropriate governmental authorities in all jurisdictions in which such returns and reports are required to be filed. All such returns and reports are true and correct and complete and no assessments or re- assessments are pending in connection therewith. All Taxes due and payable by the Company or the Subsidiary in respect of all periods ending on or prior to December 31, 1995 have been fully paid or adequate provisions have been made on the books of the Company for all Taxes payable by the Company in respect of all taxation periods ending on or prior to the Time of Closing, except Taxes that are being contested in good faith by appropriate legal proceedings and for which adequate reserves have been set aside in the Audited Financial Statements and except for Taxes which have not been paid and the nonpayment of which will not have a material adverse effect on the Company.

         (ad) Conduct of Business. Except as otherwise set forth on the Schedules to this Agreement, since December 31, 1995, (a) each of the Company and the Subsidiary have conducted the Business in the ordinary course, and (b) other than as herein provided or in the ordinary course of business, neither the Company nor the Subsidiary has entered into any material agreements, made any significant personnel changes, or granted any material salary increases or bonuses, or disposed of any material assets.

         (ae) Government Authorities and Permits. To the Vendor's knowledge, the Company and the Subsidiary have all necessary Governmental Authorizations and Permits required to enable it to carry on the Business as conducted by them and there are no Governmental Authorizations or Permits which are material to the conduct of the Business other than those of a routine nature. All such Permits are listed in Schedule 4.2(ae). To the Vendor's knowledge, there have been no material violations of any Permit and no proceedings are pending or, to the knowledge of the Vendor, threatened, which could result in the revocation, cancellation, suspension or any adverse modification or limitation thereof.

         (af) General Compliance with Laws. The Company and the Subsidiary have conducted and are conducting the Business in compliance in all material respects with all applicable Laws and Permits of each jurisdiction in which the Business is carried on, are not in material breach of any such Laws or Permits and no notice of any such material breach of any such Laws or Permits has been received by any or all of the Company and the Subsidiary.

         (ag) Environmental Matters. To the Vendor's knowledge, the conduct of the Company and the Subsidiary in carrying on the Business has been and is in material compliance with all Environmental Laws and Environmental Orders. Neither the Company nor to the Vendor's knowledge the Subsidiary has ever received notice of, or been prosecuted for, and to the knowledge of the Vendor, there are no facts which could give rise to, material non-compliance with any Environmental Laws or Environmental Orders. There are no claims, actions, prosecutions, charges, investigations, hearings or other proceedings or to the Vendor's knowledge contemplated investigations or proceedings of any kind in any court or tribunal or before any Governmental Body, and no notice has been received by the Company or to the Vendor's knowledge by the Subsidiary of any such proceeding or contemplated proceeding, which alleges the violation of or non-compliance with any Environmental Law or Environmental Order. It being understood by the parties that the Vendor makes no representation or warranty with respect to Environmental Laws or Environmental Orders relating to or affecting the operations of its franchisees and customers).

         (ah) Insurance. The Company and the Subsidiary maintain such polices of insurance issued by responsible insurers against such risks as management of the Company considers adequate and appropriate to the Business and such insurance coverage is in full force and effect.

         (ai) Customers and Suppliers. Schedule 4.2(ai) sets out the major customers of the Company (being those customers of the Company accounting for more than 5% of sales for the twelve months ended December 31, 1995) and the major suppliers of the Company (being those suppliers of the Company accounting for more than 5% of purchases for the twelve months ended December 31, 1995). There has been no termination or cancellation of and no modification or change in the Company's business relationship with any major customer or supplier or group of major customers or suppliers. Except as disclosed on Schedule 4.2(ai) to the knowledge of the Vendor, the benefits of any relationship with any of the major customers or suppliers of the Company will continue after the Closing Date in substantially the same manner as prior to the date of this Agreement.

         (aj) Affiliated Transactions. Except as disclosed in the Audited Financial Statements and for the Shareholder's Loan, there are no outstanding advances, loan guarantees or agreements, related to the Business between the Company or the Subsidiary and any of its Affiliates, shareholders, officers, directors or Employees, or with any Person not dealing at arm's length with the Company.

         (ak) Sale of Assets. Except for the FTM Letter Agreement, there is no agreement, option or other right or privilege outstanding in favor of any Person for the purchase from the Company or the Subsidiary of the Business or any of the Assets out of the ordinary course of business.

         (al) Absence of Certain Changes or Events. Except as set forth on the Schedules to this Agreement and the Audited Financial Statements since December 31, 1995, and except as otherwise disclosed in this Agreement, neither the Company nor the Subsidiary has:

                 (i)      suffered any Material Adverse Change;

                 (ii) incurred additional debt, other than the advances under the Circle Trade Services Agreement, for borrowed money or any other Liabilities, except in the ordinary course of business;

                 (iii) paid or settled any liabilities, claim, dispute, proceeding, suit or appeal, pending or threatened against it or any of its Assets or properties, except in the ordinary course of business;

                 (iv) mortgaged, pledged, otherwise encumbered or subjected to any Encumbrance any of the Assets;

                 (v) made any expenditure for the purchase, acquisition, construction or improvement of a capital asset, except in the ordinary course of business and the aggregate amount of all such expenditures and commitments made in the ordinary and usual course of business has not exceeded $100,000;

                 (vi) entered into any transaction or contract, except in the ordinary course of business or not involving an amount in excess of $100,000;

                 (vii) changed its accounting methods or practices (including, without limitation, any change in depreciation or amortization policies or rates);

                 (viii)   revalued any of its Assets;

                 (ix) increased the salary or other compensation payable to or to become payable to any of its Employees, or declared, paid or committed to pay bonus or other additional salary or compensation to any Person except in accordance with then current compensation levels and practices;

                 (x) executed, created, amended or terminated any contract, agreement or license to which it is a party or by which its properties are bound, except in the ordinary course of business;

                 (xi) directly or indirectly declared or paid any dividends, or declared or made any other distribution on any of its shares of any class, and has not directly or indirectly redeemed, purchased or otherwise acquired any of its shares of any class or agreed to do so;

                 (xii)    made any loan to any Person or guaranteed any loan;
                          and

                 (xiii) agreed or committed to do any of the matters described in the preceding subparagraphs (i) through
                          (xii) of this Section.

         (am) Correctness of Provided Information. All of the information, including without limitation, the financial, marketing and sales and operational information on a historical basis, which has been provided to the Purchaser in respect of the Business and the Company and of the Subsidiary is true and correct in all material respects and no material fact or facts have been omitted therefrom which would make such information misleading.

         (an) Bank Accounts. Schedule 4.2(an) set forth the particulars of all bank accounts and signing authorities in respect of such bank accounts maintained by the Company and by the Subsidiary.


4.3              SURVIVAL OF REPRESENTATIONS, WARRANTIES AND COVENANTS OF THE
                 ------------------------------------------------------------
                 VENDOR
                 ------

         (a) Representations and Warranties. The representations and warranties of the Vendor set forth in Sections 4.1 and 4.2 shall survive the Closing and, notwithstanding such Closing and any investigation made by or on behalf of the Vendor, shall continue in full force and effect for the benefit of the Purchaser for a period of 18 months from the Closing Date and shall thereupon terminate and be of no further force or effect.

         (b) Covenants. The covenants of the Vendor set forth in this Agreement shall survive the completion of the sale and purchase of the Purchased Shares herein provided for and, notwithstanding such completion, shall continue in full force and effect for the benefit of the Purchaser in accordance with the terms thereof.


4.4              REPRESENTATIONS AND WARRANTIES OF PURCHASER
                 -------------------------------------------

                 The Purchaser represents and warrants to the Vendor as follows (and acknowledges that the Vendor is relying upon these representations and warranties in connection with the entering into of this Agreement and the sale of the Purchased Shares):

         (a) Incorporation and Power. The Purchaser is a corporation duly incorporated, organized under the laws of New Brunswick and has all requisite right, power and authority to enter into, execute and deliver this Agreement and all other agreements required to be delivered by it hereunder and to perform its obligations hereunder and thereunder. Subject to approval of the Purchaser's Board of Directors, the entering into, execution and delivery of this Agreement and all other agreements to be delivered by the Purchaser, and the performance of its obligations hereunder and thereunder have been duly and validly authorized and approved by all necessary corporate action on its part including but not limited to its board of directors.

         (b) Enforceability of Obligations. This Agreement has been validly authorized, executed and delivered by the Purchaser, and is a valid and legally binding obligation of the Purchaser, enforceable against it in accordance with its terms and all other agreements required to be delivered pursuant to this Agreement including the Scrip Certificate when executed and delivered by the Purchaser will be validly authorized, executed and delivered and will thereupon be valid and legally binding obligations of the Purchaser enforceable against it in accordance with their respective terms, subject however, to the limitations with respect to enforcement imposed by law in connection with bankruptcy, insolvency, re- organization or other laws affecting creditors' rights generally, including the availability of equitable remedies, such as specific performance and injunction which are only available in the discretion of the court from which they are sought.

         (c) Authorized and Issued Capital. The authorized capital of the Purchaser consists of an unlimited number of common shares without par value and 1,600,000 preferred shares of which 21,565,573 common shares and 1,515,000 preferred shares (and no more) have been duly issued and are outstanding as fully paid and non-assessable shares.

         (d) Securities Laws Filings. The Purchaser has delivered to the Vendor accurate and complete copies of (i) its quarterly reports for each of the quarters ended June 30, 1995 and September 30, 1995 filed with the TSE, (ii) its listing application with the TSE dated June 27, 1995 ((i) and (ii), collectively referred to as the "Canadian Filings"), (iii) its Registration Statement on Form F-20 filed with the Securities and Exchange Commission on February 12, 1996 and declared effective on that date (the "US, Filings").

         (e) Consents and Approvals. Except for the approval of the TSE of this Agreement and the issue of the Consideration Shares and the Additional Consideration Shares to the Vendor pursuant to the terms hereof, no governmental regulatory or other authorization, approval, order, consent or filing is required on the part of the

                 Purchaser in connection with the execution, delivery and performance of this Agreement or any other agreement to be delivered hereunder by the Purchaser and the consummation by the Purchaser of the transactions contemplated hereby.

         (f) Correctness of Provided Information. All the information, including without limitation, the financial, marketing and sales and operational information on a historical basis, which has been provided to the Vender in respect of the Purchaser's operations and the Purchaser is true and correct in all material respects.

         (g) Consideration Shares. The Consideration Shares, the Scrip Certificate and the Additional Consideration Shares to be issued by Purchaser at the Closing will have been duly authorized for issuance and, when issued and delivered by the Purchaser in accordance with the provisions of this Agreement, will be validly issued, fully paid and non-assessable. At the Time of Closing, the Consideration Shares and the Additional Consideration Shares will be duly listed on the TSE, subject to official notice of issuance. The issuance of the Consideration Shares and the Additional Consideration Shares under this Agreement is not subject to any pre-emptive or similar rights.

         (h) Investment Intent. The Purchaser is acquiring the Purchased Shares for its own account for investment and not with a view to, or for sale or other disposition in connection with, any distribution of all or any part thereof, in the United States of America, except in compliance with applicable United States federal and state securities laws.

         (i) Investment Experience. The Purchaser acknowledges that it has significant experience in the operation and franchising of domestic and international family entertainment establishments. In addition, the Purchaser acknowledges that it is able to fend for itself, can bear the economic risk of its investment in the Purchased Shares and has such knowledge and experience of financial and business matters that it is capable of evaluating the merits and risks of an investment in the Purchased Shares. The Purchaser represents that it has not been organized for the purpose of acquiring the Purchased Shares.

         (j) Restricted Securities. The Purchaser understands that the Purchased Shares will not have been registered in the United States pursuant to the Securities Act or any applicable state securities laws, that the Purchased Shares will be characterized as "restricted securities" under United States federal securities laws, and that under such laws and applicable regulations the Purchased Shares cannot be sold or otherwise disposed of in the United States without registration under the Securities Act or an exemption thereof.

         (k) Absence of Certain Changes. Since September 30, 1995 there has not been any material adverse change in the business, assets, results of operation, condition (financial or otherwise) or prospects of the Purchaser and its subsidiaries considered as a whole.

         (l) Independent Investigation. The Purchaser hereby acknowledges and affirms that it has completed its own independent investigation, analysis and evaluation of the Company and the Subsidiary, that it has made all such reviews and inspections of the Business, Assets, results of operations, condition (financial or otherwise) and prospects of the Company and the Subsidiary as it has deemed necessary or appropriate, and that in making its decision to enter into this Agreement and to consummate the transactions contemplated hereby it has not relied on any forecasts, projections or unaudited financial statements of the Company provided to the Purchaser by the Company or the Vendor and has relied solely on (i) its own independent investigation, analysis and evaluation of the Company and the Subsidiary and (ii) the representations and warranties of the Vendor and the Company contained herein.

         (m) Additional Representations. For a period of three years following the consummation of the transactions contemplated hereby, the Purchaser will not cause the Company to issue additional shares of the Company's stock that would result in the Purchaser losing control of the Company within the meaning of Section 368(c) of the Code. The Purchaser has no present plan or intention after the consummation of the transactions contemplated hereby to liquidate the Company, to merge the Company with and into another corporation, or otherwise dispose of the stock of the Company, or cause the Company to sell or otherwise dispose of any of its assets, except for dispositions made in the ordinary course of business or transfers described in Section 368(a)(2)(C) of the Code. For a period of three years following the consummation of the transactions contemplated hereby, the Purchaser will cause the Company to continue its historic business or use a significant portion of its Assets in the Business.


4.5              SURVIVAL OF REPRESENTATIONS, WARRANTIES AND COVENANTS OF
                 --------------------------------------------------------
                 PURCHASER
                 ---------

         (a) Representations and Warranties. The representations and warranties of the Purchaser set forth in Section 4.4 shall survive the Closing and, notwithstanding such Closing and investigation made by, or on behalf of, the Vendor shall continue in full force and effect for the benefit of the Vendor for a period of 18 months from the Closing Date and shall thereupon terminate and be of no further force or effect.

         (b) Covenants. The covenants of the Purchaser set forth in this Agreement shall survive the completion of the sale and purchase of the Purchased Shares herein provided for and, notwithstanding such completion, shall continue in full force and effect for the benefit of the Vendor in accordance with the terms thereof.


                                   ARTICLE 5
                     CERTAIN OTHER COVENANTS OF THE PARTIES
                     --------------------------------------


5.1              INVESTIGATION AND AVAILABILITY OF DOCUMENTS AND RECORDS
                 -------------------------------------------------------

         (a) During the Interim Period, the Vendor shall make available to the Purchaser at the Company's premises all documents, and other data, technical or otherwise, which are owned by or in the possession of the Vendor or the Company or the Subsidiary at the date hereof, which relate to the Business or the Company or the Subsidiary including without limitation, all books, records, books of account, sales and purchase records, lists of suppliers, lists of customers and clients, recipes and formulae, business reports, plans and projections and all other documents, files, records, correspondence and other data and information, financial or otherwise, including without limitation, all data and information stored on magnetic tape or other computer-related media. Up until the Closing, the Vendor and the Company shall permit the Purchaser, its agents, including without limitation, accountants, appraisers, advisors and other representatives, full and complete access to the Company, the Assets, the Employees, title documentation, Contracts, premises and Books and Records, and such other financial or operating data or information with respect to the Company, the Subsidiary or the Business for the purpose of investigating their affairs and each of the Vendor and the Company shall cause the Company's Auditors to give the Purchaser's Auditors during normal business hours, full and complete access to the audit working papers of the Company's Auditors with respect to the Financial Statements. The provision and review of such documentation and the investigations made by or on behalf of the Purchaser shall not limit, waive or diminish the scope of, or otherwise affect in any way the representations and warranties made by the Vendor herein.

         (b) The Purchaser agrees that all Confidential Information (as defined below) shall be kept confidential by the Purchaser as required by this Section; provided, however, that (i) any of such Confidential Information may be disclosed to such directors, officers, employees and authorized representatives of the Purchaser (collectively, for purposes of this Section, "Purchaser Representatives") as need to know such information for the purpose of evaluating the transactions contemplated hereby (it being understood that such Purchaser Representatives shall be informed by the Purchaser of the confidential nature of such information and shall be required to treat such information confidentially), (ii) any disclosure of Confidential Information may be made to the extent to which the Company consents in writing, and (iii) Confidential Information may be disclosed by the Purchaser or any Purchaser Representative to the extent that, in the opinion of counsel for the Purchaser or such Purchaser Representative, the Purchaser or such Purchaser Representative is legally compelled to do so, provided that, prior to making such disclosure, the Purchaser or such Purchaser Representative, as the case may be, advises and consults with the Company regarding such disclosure and provided further that the Purchaser or such Purchaser Representative, as the case may be, discloses only that portion of the Confidential Information as is legally required. The Purchaser agrees that none of the Confidential Information will be used for any purpose other than in connection with the transactions contemplated hereby.
The term "Confidential Information", as used herein, means all information obtained by or on behalf of the Purchaser from the Vendor or the Company pursuant to this Section and all similar information obtained from the Vendor or the Company by or on behalf of the Purchaser prior to the date of this Agreement, other than information which (i) was or becomes generally available to the public other than as a result of disclosure by the Purchaser or any Purchaser Representative, (ii) was or becomes available to the Purchaser on a non- confidential basis prior to disclosure to the Purchaser by the Vendor or the Company or their respective representatives, or (iii) was or becomes available to the Purchaser from a source other than the Vendor or the Company and their respective representatives, provided that such source is not known by the Purchaser to be bound by a confidentiality agreement with the Vendor or the Company.

         (c) If this Agreement is terminated pursuant to the terms contained herein, the Purchaser shall promptly return, and shall use its reasonable best efforts to cause all Purchaser Representatives to promptly return, all Confidential Information to the Vendor or the Company without retaining any copies thereof, provided that such portion of the Confidential Information as consists of notes, compilations, analyses, reports or other documents prepared by the Purchaser or Purchaser Representatives shall be destroyed.


5.2              OPERATIONS DURING INTERIM PERIOD
                 --------------------------------

                 During the Interim Period, the Vendor shall cause the Company and the Subsidiary:

         (a)     to carry on the Business in the ordinary and normal course;

         (b) not to enter into any material Contracts or Contracts outside of the ordinary course of business without the prior written approval of the Purchaser;

         (c) to maintain compensation payable, or to become payable, by the Company, or the Subsidiary, to any Employee, or agent of the Company, or the Subsidiary, at the levels on the date of this Agreement except for wage and salary raises in the ordinary course of business;

         (d) to refrain from making any bonus, pension, retirement or insurance payment or arrangement to or with any Employee or agent of the Company, or the Subsidiary, except those that may have accrued or which are payable in accordance with any existing plan or arrangements;

         (e) to refrain from making any changes to the Employee Plans or Pension Plans, including without limitation changes to funding levels; and

         (f) to refrain from opening any new bank accounts or from changing the signing authorities in respect of their existing bank accounts.


5.3              CONSENTS TO CHANGE OF CONTROL
                 -----------------------------

                 The Vendor shall obtain, prior to the Closing Date, the consents, if any, required by virtue of a change of control of the Company and the Subsidiary pursuant to any Contract to which the Company or the Subsidiary is a party or by which it is bound.


5.4              EXCLUSIVE DEALINGS
                 ------------------

                 During the Interim Period, the Vendor shall not take any action, directly or indirectly, to encourage, initiate or engage in discussions or negotiations with, or provide any information to any Person, other than the Purchaser and its designated and authorized representatives, concerning any sale, purchase, merger or similar transaction involving the Company, the Purchased Shares, or the Assets, save for transactions entered into in the ordinary course of business or approved in writing by the Purchaser.


5.5              TSE APPROVALS
                 -------------

                 The Purchaser shall use its best efforts to obtain prior to the Closing Date the consent of the TSE to the transactions provided for in this Agreement and the issue of the Consideration Shares, the Scrip Certificate and the Additional Consideration Shares to the Vendor in accordance with the terms of this Agreement.

5.6              PAYMENT OF INDEBTEDNESS OF THE COMPANY
                 --------------------------------------

                 The Purchaser agrees to indemnify the Vendor, Andrew Adler and Alan McDonald from any loss or expense resulting from the failure of the Company to pay any amounts due for the Cinemark Note and the Sunbelt Note of the Company.

5.7              DEALINGS RELATING TO CONSIDERATION SHARES
                 -----------------------------------------

                 The Vendor agrees that until such time as the Additional Consideration Shares are issued to the Vendor, the Vendor will not deal with any of the persons listed below, or any of their Affiliates, with respect to the sale or disposition of the Consideration Shares or with respect to margining or lending against the security of the Consideration Shares without the prior written consent of the Purchaser:

                           Gordon Capital Corporation
                            Majendie Securities Ltd.
                         Arnold & S. Bleichroeder, Inc.
                                 Needham & Co.
                                Robert W. Harris
        Any institution known by the Vendor to be a shareholder of the Purchaser

5.8              ADVANCES TO AFFILIATE
                 ---------------------

                 The Vendor agrees to repay the outstanding receivable to the Company as reflected in Note 2 of the Audited Financial Statements within 90 days of Closing.


                                   ARTICLE 6
                                INDEMNIFICATION
                                ---------------


6.1              INDEMNIFICATION BY THE VENDOR
                 -----------------------------
                 The Vendor agrees to indemnify and hold harmless the Purchaser from and against all claims, actions, suits, losses, costs, damages, expenses and liabilities including, reasonable legal fees, directly or indirectly suffered by the Purchaser, as a result of or relating in any manner whatsoever to:

                 (i) any breach of any covenant of the Vendor contained in this Agreement; or

                 (ii) any breach of, or any inaccuracy in, any representation or warranty by the Vendor under this Agreement or any other agreement or instrument executed and delivered pursuant to this Agreement.


6.2              INDEMNIFICATION BY THE PURCHASER
                 --------------------------------

                 The Purchaser agrees to indemnify and hold harmless the Vendor from and against all claims, actions, suits, losses, costs, damages, expenses and liabilities, including reasonable legal fees, directly or indirectly suffered by the Vendor, as a result of or relating in any manner whatsoever to:

                 (i) any breach of any covenant of the Purchaser contained in this Agreement; or

                 (ii) any breach of, or any or misrepresentation in, any representation or warranty set forth by the Purchaser under this Agreement or any other agreement or instrument executed and delivered pursuant to this Agreement.


6.3              LIMITATION ON INDEMNIFICATION
                 -----------------------------

                 (a) Neither the Vendor nor the Purchaser shall be obligated to indemnify and reimburse the other for any amount due under this
Article 6 until the aggregate amount of damages resulting from, arising out of or relating to matters for which an indemnified party is entitled to indemnification under this Article 6 exceeds $100,000 and such amount shall not be treated as a deductible against the indemnification obligations of the indemnifying party.

                 (b) The aggregate indemnification obligations of either party under this Article 6 shall not exceed $8,000,000.

                                   ARTICLE 7
                               CLOSING CONDITIONS
                               ------------------


7.1              CONDITIONS OF CLOSING FOR THE BENEFIT OF THE PURCHASER
                 ------------------------------------------------------

                 The Purchaser shall not be obliged to purchase the Purchased Shares and complete the transactions contemplated by this Agreement unless the following terms and conditions, which are for the exclusive benefit of the Purchaser and which may be waived by it in whole or in part, shall be performed or complied with, or shall have transpired, prior to or at the Time of Closing:

         (a) Representations and Warranties. The representations and warranties of the Vendor contained in this Agreement shall be true and correct in all material respects as of the date hereof and on and as of the Time of Closing, with the same force and effect as though such representations and warranties were made on, and as of the Time of Closing.

         (b) Performance of Terms. All of the terms and conditions of this Agreement to be complied with or performed by the Vendor at or before the Time of Closing shall have been complied with or performed at or prior to the Time of Closing.

         (c) No Material Adverse Change. During the Interim Period there shall have been no Material Adverse Change.

         (d)     Consents and Authorizations.  There shall have been obtained:
                 (i) all Government Authorizations, exemptions and certificates from all appropriate Governmental Bodies as are required by the Vendor to permit the transactions contemplated herein;
                 (ii) all consents and approvals from all applicable governmental or regulatory authorities required by the Purchaser to complete the transactions contemplated herein, including, without limitation, the consent of the TSE to the transactions contemplated by this Agreement and the issuance of the Consideration Shares and the Additional Consideration Shares to the Vendor as provided in Section 3.1; and (iii) all consents required under any Contract to which the Company is a party or by which it is bound by virtue of the transactions contemplated by this Agreement.

         (e) Approval from Board. The Board of Directors of the Purchaser shall have approved the transactions contemplated by this Agreement and the issue of the Consideration Shares and the Additional Consideration Shares pursuant hereto.

         (f) No Litigation. No action or proceeding shall be pending or threatened by any Person or Governmental Body:

                 (i) to enjoin, restrict or prohibit the sale or purchase of the Purchased Shares contemplated hereby; or

                 (ii) which may impose any condition on the consummation of the transactions contemplated hereby.

         (g) Due Diligence. As a result of its investigations carried out pursuant to Section 5.1, the Purchaser shall have confirmed or verified to its satisfaction, acting reasonably, the truth and accuracy of the representations and warranties contained in this Agreement.

         (h) Receipt of Closing Documents. All documents required to be delivered by each of the Vendor and Andrew Adler pursuant to this Agreement prior to or at the Time of Closing shall have been delivered to the Purchaser prior to or at the Time of Closing. The Purchaser shall be furnished with such certificates or other instruments of the Vendor as the Purchaser or the Purchaser's Counsel considers necessary to effect the transfer of the Purchased Shares and to establish that the terms, covenants and conditions contained in this Agreement have been performed or complied with at or prior to the Time of Closing.

         (i) Good Title to Shares. The Purchaser shall have received a stock certificate or certificate representing the Purchased Shares, registered in the name of the Purchaser with appropriate Stock powers expected by the Vendor.

         (j) Directors. All of the directors of the Company other than Andrew Adler shall have resigned, the number of directors of the Company shall have changed to four directors and three nominees of the Purchaser shall have been elected or appointed to the board of directors of the Company.

         (k) Opinion of Vendor's Counsel. The Purchaser shall have received, at the Time of Closing, a favorable opinion of the Vendor's Counsel, substantially in the form attached hereto as
                 Schedule 7.1(k).

         (l) Employment Agreement. Andrew Adler shall have entered into a Memorandum of Agreement ("Employment Agreement") providing for the employment by the Purchaser of Andrew Adler effective as of the Closing Date in substantially the form of Schedule 7.1(l). The parties acknowledge that the Employment Agreement does not constitute consideration under this Agreement.

         (m) Termination of Consulting Agreement. The Consulting Agreement made as of June 1, 1995 between the Vendor and the Company referred to in Schedule 4.2(s) shall have been terminated without cost to the Company.

         (n) Receipt of Officer's Certificate. A certificate of Andrew Adler and Alan McDonald in their personal capacity as to the accuracy to the best of their knowledge after reasonable inquiry of the representations of the Vendor in the form attached hereto as Schedule 7.1(n).

         (o) Shareholder's Loan. The Shareholder's Loan shall have been repaid.

7.2              TERMINATION BY PURCHASER
                 ------------------------

                 In the event that any condition in Section 7.1 shall not have been performed or fulfilled on or prior to the Time of Closing, the Purchaser in its sole discretion may either (a) terminate this Agreement by notice in writing to the Vendor, in which event the Purchaser shall be released from all obligations or all then remaining obligation as the case may be, under this Agreement; or (b) waive compliance with any of such conditions without prejudice to its right of termination in the event of non-fulfillment of any other condition in whole or in part.

7.3              CONDITIONS OF CLOSING FOR THE BENEFIT OF THE VENDOR
                 ---------------------------------------------------

                 The Vendor shall not be obliged to complete the transaction contemplated by this Agreement unless the following terms and conditions, which are for the exclusive benefit of the Vendor and which may be waived by the Vendor in whole or in part, shall be performed or complied with, or shall have transpired, prior to or at the Time of Closing:

         (a) Representations and Warranties. The representations and warranties of the Purchaser contained in this Agreement shall be true and correct in all material respects as of the date hereof and on and as of the Time of Closing with the same force and effect as though such representations and warranties were made on and as of the Time of Closing.

         (b) Performance of Terms. All of the terms, covenants, obligations and conditions of this Agreement to be complied with or performed by the Purchaser at or before the Time of Closing, shall have been complied with or performed at or prior to the Time of Closing.

         (c) No Material Adverse Change. During the Interim Period there shall have been no material adverse change with respect to the Purchaser.

         (d) Receipt of Closing Documents. All documents required to be delivered by the Purchaser pursuant to this Agreement prior to or at the Time of Closing shall have been delivered to the Vendor prior to or at the Time of Closing. The Vendor shall be furnished with such certificates or other instruments of the Purchaser as the Vendor or the Vendor's counsel considers necessary to effect the transfer of the Purchased Shares and to establish that the terms, covenants and conditions contained in this Agreement have been performed or complied with at or prior to the Time of Closing.

         (e) Good Title to and Ability to Sell Shares. The Vendor shall have received a stock certificate or certificates representing the Consideration Shares, and registered in the name of the Vendor and duly executed by the Purchaser. The Consideration Shares to be issued to the Vendor pursuant to this Agreement shall have been approved for listing, subject to official notice of issuance, by the TSE and a copy of such approval shall be furnished to the Vendor at Closing. The Vendor shall have received the Scrip Certificate which shall be registered in the name of the Vendor and duly executed by the Purchaser. The Additional Consideration Shares shall have been approved for listing, subject to official notice of issuance, to the TSE and a copy of such approval shall be furnished to the Vendor at Closing. The Vendor shall also have received such assurance from the TSE or otherwise as it deems reasonably satisfactory to the effect that the Consideration Shares will be fully and freely tradeable and saleable by the Vendor on the TSE upon the expiration of six months following the Closing
                 Date without any limitation, restriction or condition and that the Additional Consideration Shares will be fully and freely tradeable and saleable by the Vendor on the TSE upon issuance of the Additional Consideration Shares, without any limitation, restriction or condition.

         (f)     Consents and Authorizations.  There shall have been obtained
                 (i) all Governmental Authorizations, exemptions and certificates from all appropriate Governmental Bodies as are required by the Purchaser to permit the transactions contemplated herein, and (ii) all approvals from the TSE and other regulatory authorities required by the Purchaser to issue the Consideration Shares, the Scrip Certificate and the Additional Consideration Shares to the Purchaser as provided in Section 3.1.

         (g) No Litigation. No action or proceeding shall be pending or threatened by any Person or Governmental Body:

                          (i) to enjoin, restrict or prohibit the sale or purchase of the Purchased Shares contemplated hereby; or

                          (ii) which may impose any condition on the consummation of the transactions contemplated hereby.

         (h) Opinion of Purchaser's Counsel. The Vendor shall have received, at the Time of Closing, a favorable opinion of Purchaser's Counsel, substantially in the form attached as
                 Schedule 7.3(i). The Vendor shall have also received, at the Time of Closing, a letter, in form acceptable to the Vendor, from Cassels, Brock & Blackwell of Toronto, Canada, special Canadian counsel for the Vendor to the effect that the Vendor is justified in relying on the portions of the foregoing opinion of Purchaser's counsel relating to the listing of the Consideration Shares and the Additional Consideration Shares on the TSE and the sale and trading of the Consideration Shares and the Additional Consideration Shares by the Vendor on the TSE.

         (i) Employment Agreement. The Purchaser shall have entered into the Employment Agreement. The parties acknowledge that the Employment Agreement does not constitute consideration under this Agreement.


7.4              TERMINATION BY VENDOR
                 ---------------------

                 In the event that any condition in Section 7.3 shall not have been performed or fulfilled on or prior to the Time of Closing Vendor in its sole discretion may, without limiting any rights or remedies otherwise available at law or equity either (a) terminate this Agreement by notice in writing to the Purchaser, in which event the Vendor shall be released from all obligations or all then outstanding obligations as the case may be, under this Agreement; or (b) waive compliance with any of such conditions without prejudice to its right of termination in the event of non-fulfillment of any other condition in whole or in part.


                                   ARTICLE 8
                              CLOSING ARRANGEMENTS
                              --------------------


8.1 CLOSING. The closing of the transactions provided for in this Agreement shall be completed at the Time of Closing, at the office of Thompson & Knight, P.C., 1700 Pacific Avenue, Suite 3300, Dallas, Texas, or at such other place as may be agreed upon by the Purchaser and the Vendor.


8.2              CLOSING PROCEDURES
                 ------------------

                 At or before Closing, the Vendor and the Purchaser shall take, or cause to be taken, all actions, steps, proceedings, necessary or desirable to validly and effectively approve or authorize the completion of the transactions contemplated by this Agreement and the instruments executed, or to be executed, and delivered under this Agreement.


8.3              DELIVERIES OF THE VENDOR
                 ------------------------

                 Upon fulfillment of all of the conditions set forth in Section
7.3 which have not been waived, as provided in Section 7.3, the Vendor shall at the Closing deliver or cause to be delivered to the Purchaser all documents required to be delivered under the Agreement, including:

         (a) share certificates or other documents of title representing the Purchased Shares, in accordance with Section 2.2;

         (b) a certified copy of the resolution of the Vendor authorizing the transfer of the Purchased Shares;

         (c)     a certificate of the Vendor, to the effect that:

                 (i) during the Interim Period, there has been no Material Adverse Change;

                 (ii) all of the terms and conditions to be complied with or performed by the Vendor at or prior to Closing have been complied with or performed by the Vendor and Andrew Adler at or prior to Closing; and

                 (iii) the representations and warranties set forth in Sections 4.1 and 4.2 are true and correct in all material respects at and as of the Time of Closing with the same force and effect as if such representations and warranties were made at and as of such time;

         (d)     resignations of the directors of the Company other than Andrew
                 Adler;

         (e) a release from each director and shareholder of the Company, in form satisfactory to Purchaser's Counsel, to the effect that such Person releases all of his claims, actions, liabilities, demands, suits, causes of actions and debts whatsoever against the Company, whether as an officer, director, shareholder, employee or otherwise;

         (f) all necessary consents of the directors, shareholders or other Persons which may be necessary under the articles of incorporation or by-laws of the Company or any Contracts or otherwise to enable the Purchased Shares to be transferred to the Purchaser;

         (g)     the Employment Agreement executed by Andrew Adler;

         (h) the Certificate of Andrew Adler and Alan McDonald referred to in Section 7.1(n).

         (i) the opinion of the Vendor's Counsel, satisfactory in form and substance to the Purchaser; and

         (j) all other agreements, documents, instruments and certificates or evidence required or contemplated by this Agreement or as Purchaser's Counsel considers reasonably necessary or desirable to validly and effectively complete the transactions contemplated by this Agreement.


8.4              DELIVERIES OF PURCHASER
                 -----------------------

                 Upon fulfillment of all of the condition set forth in Section
8.3 and upon fulfillment of all of the Conditions set forth in Section 7.1 which have not been waived as provided in Section 7.1, the Purchaser shall deliver at the Closing or cause to be delivered to the Vendor all documents and payments required to be delivered under this Agreement, including:

         (a) share certificates representing the Consideration Shares deliverable at the Closing required pursuant to Section 3.1;

         (b) Scrip Certificate representing the Additional Consideration Shares deliverable at the Closing required pursuant to Section 3.1;

         (c) a certified copy of the resolutions of the Purchaser authorizing the issue of the Consideration Shares, the Additional Consideration Shares, and Scrip Certificate;

         (d)     a certificate of the Purchaser, to the effect that:

                 (i) all of the terms and conditions to be complied with or performed by the Purchaser at or prior to Closing having been complied with, or performed, by the Purchaser at or prior to Closing; and

                 (ii)     the representations and warranties set forth in
                          Section 4.4 are true and correct in all material respects at and as of the Time of Closing with the same force and effect as if such representations and warranties were made at and as of such time;

         (e)     the Employment Agreement executed by the Purchaser;

         (f) the opinion of the Purchaser's Counsel, satisfactory in form and substance to the Vendor; and

         (g) all other agreements, documents, instruments and certificates or evidence required or contemplated by this Agreement or as Vendor's Counsel considers reasonably necessary or desirable to validly and effectively complete the transactions contemplated by this Agreement.

                                   ARTICLE 9
                                    GENERAL
                                   ---------

9.1              COMMISSIONS, LEGAL FEES, ETC.
                 -----------------------------

                 Each of the parties hereto shall pay their respective fees, costs and expenses incurred in connection with the transactions contemplated by this Agreement and the preparation, execution and delivery of this Agreement and all documents and instruments executed pursuant hereto and any other costs and expenses whatsoever or howsoever incurred.

9.2              DISCLOSURE
                 ----------

                 Each of the Schedules to this Agreement shall be deemed to include and incorporate all disclosures made on the other Schedules to this Agreement. It is understood and agreed that the specification of any dollar amount in the representations and warranties contained in this Agreement or the inclusion of any specific item in the Schedules is not intended to imply that such amounts or higher or lower amounts, or the items so included or other items, are or are not material, and no party shall use the fact of the setting of such amounts or the fact of the inclusion of any such item in the Schedules in any dispute or controversy between the parties as to whether any obligation, item, or matter not described herein or included in a Schedule is or is not material for purposes of this Agreement.


9.3              FURTHER ASSURANCES
                 ------------------

                 Each of the parties hereto shall with reasonable diligence do all things and provide all reasonable assurances as may be required to complete the transactions contemplated by this Agreement, and each of such parties shall provide such further documents or instruments required by any other party as may be reasonably necessary or desirable to give effect to this Agreement and carry out its provisions, whether before or after the Closing.


9.4              PUBLIC ANNOUNCEMENTS
                 --------------------

                 Except as required by law, or the by-laws and rules of any applicable stock exchange (in which case each party hereto shall use its reasonable efforts to deliver to the other parties a copy of same before such announcement is made), no public disclosure, or public announcement with respect to this Agreement or any of the transactions contemplated hereby shall be made by any party without the prior written consent of the other parties hereto.


9.5              SUCCESSORS AND ASSIGNS
                 ----------------------

                 This Agreement shall enure to the benefit of and be binding upon the respective successors and permitted assigns of the parties hereto.


9.6              ENTIRE AGREEMENT
                 ----------------

                 This Agreement constitutes the entire agreement between the parties hereto with respect to the subject matter hereof and supersedes any prior understandings and agreements, verbal or written, between the parties hereto with respect thereto. There are no representations, warranties, terms, conditions, undertakings or collateral agreements, express, implied or statutory, between the parties other than as expressly set forth in this Agreement.


9.7              AMENDMENTS AND WAIVER
                 ---------------------

                 No modifications of or amendments to this Agreement shall be valid or binding unless set forth in writing and duly executed by all the parties hereto and no waiver of any breach of any term or provision to this Agreement shall be effective or binding unless made in writing and signed by the party purporting to give the same and, unless otherwise provided, shall be limited to the specific breach waived.


9.8              ASSIGNMENT
                 ----------

                 Neither this Agreement nor any part thereof nor any rights or obligations under this Agreement may be assigned by any of the parties hereto without the written consent of each of the other parties.


9.9              NOTICES
                 -------

                 Any demand, notice or other communication to be given in connection with this Agreement shall be given in writing and shall be given by personal delivery, by registered mail or by electronic means of communication addressed to the recipient as follows:

                 To the Purchaser:

                          Q-Zar Inc.
                          1701 N. Market Street
                          Suite 200
                          Lock Box 53
                          Dallas, Texas  75202

                          Attention:       Mr. Michael Boyle
                          Telecopier:      (214) 761-9461

                 To the Vendor:

                          Seibu Corporation
                          4231 Travis Street
                          No. 28
                          Dallas, Texas  75205

                          Attention:       Alan P. McDonald
                          Telecopier:      (214) 520-6481


or to such other address, individual or electronic communication number as may be designated by notice given by any party to the others. Any demand, notice or other communication given by personal delivery shall be conclusively deemed to have been given on the date of actual delivery thereof and, if given by registered mail, on the third Business Day following the deposit thereof in the mail and, if given by electronic communication, on the day of transmittal thereof if given during the normal business hours of the recipient and on the Business Day during which such normal business hours next occur if not given during such hours on any day. If the party giving any demand, notice or other communication knows or ought reasonably to know of any difficulties with the postal system which might affect the delivery of mail, any such demand, notice or other communication shall not be mailed but shall be given by personal delivery or by electronic communication.


9.10             INVALIDITY OF PROVISIONS
                 ------------------------

                 The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision hereof and any such invalid or unenforceable provisions shall be deemed to be severable.

9.11             COUNTERPARTS
                 ------------

                 This Agreement may be executed in any number of counterparts, each of which when executed and delivered is an original but all of which, taken together, constitute one and the same instrument and any party may execute this Agreement by signing any counterpart of it.

          IN WITNESS WHEREOF the parties have executed this Agreement.


                                   Q-ZAR INC.


                                   By:       /s/ Tom Butler
                                             ----------------------------------
                                             Tom Butler, President


                                   SEIBU CORPORATION


                                   By:       /s/ Alan P. McDonald
                                             ----------------------------------
                                             Alan P. McDonald, President


                                   By:       /s/ Andrew N. Adler
                                             ----------------------------------
                                             Andrew N. Adler, Secretary